Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-106502) of Socket Communications, Inc. of our report dated June 15, 2007, with respect to the statements of net assets available for benefits of Socket Communications, Inc. 401(k) Plan as of December 31, 2006 and 2005, the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 2006 annual report on Form 11-K of the Socket Communications, Inc. 401(k) Plan.

/s/ MOHLER, NIXON & WILLIAMS
MOHLER, NIXON & WILLIAMS
Accountancy Corporation

Campbell, California
June 15, 2007

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